EXHIBIT NO. 10.3

CHEMICAL FINANCIAL CORPORATION
DEFERRED COMPENSATION PLAN FOR DIRECTORS

Adopted November 15, 1982, effective for calendar year 1983, and thereafter, most recently amended December 18, 2000.

A.	Introduction

This plan (the Plan) is a private unfunded non-qualified deferred compensation arrangement for non-employee Directors of Chemical Financial Corporation (the Company) or of wholly-owned subsidiaries of the Company which have elected to participate in the Plan. The Plan will permit Directors, on an individual election basis, to defer all or one-half of the fees payable for services as a Director of the Company or of a wholly-owned subsidiary of the Company until after their retirement from the Board.

B.	Purpose

The purpose of the Plan is to provide Directors with maximum opportunity and flexibility in the planning of their personal financial resources.

C.	Manner of Deferral of Compensation

Each Director of the Company or any of its participating subsidiaries may elect on or before December 31 of each calendar year to defer payment of all or one-half of all fees payable to him for his services as a Director (including Board Committee fees) during the calendar year following such election. Any person who shall become a Director during any calendar year may elect to defer payment of all or one-half of such fees for the remainder of such calendar year by making such election prior to attending his first meeting of the Board of Directors or any committee thereof. All elections shall be irrevocable during the calendar year to which such election pertains, and all elections shall be in writing and in form acceptable to the Company.

The compensation deferred will be credited on the books of the Company to a Director's deferred compensation account as of the date it would otherwise have been payable (the "Payment Date"). The Company shall have no obligation to fund such account.

Deferral of compensation shall have no effect on compensation related benefits received by a Director, if any.

D.	Interest on Deferred Compensation Account

The Director's deferred compensation account will be credited with interest at the rate paid by Chemical Bank and Trust Company on its Chem Sweep Account.

E.	Payment of Deferred Compensation

Payment of a Director's deferred compensation may only be made after the Director's service on the Board has terminated and, except as described below, will be made in ten (10) annual installments in cash. For purposes of the Plan, a Director whose service on the Board terminates, but who immediately thereafter becomes a Community Bank Advisory Director, shall not be deemed eligible for payments from the Plan while serving as a Community Bank Advisory Director.

At the time of each election to defer Board Compensation, a Director may irrevocably elect to have the deferred compensation account covered by the election paid in less than ten (10) annual installments, or in a single lump sum. Such installment payments shall commence, or such lump sum payment shall be made, no later than January 31 of the calendar year following the year in which such Director's service on the Board terminates, or in such subsequent year as the director shall have elected.

The amount of the first installment shall be a fraction of the total amount of the Director's deferred compensation, together with all interest accrued thereon, as of the date that payments are to commence. The numerator of such fraction shall be one (1), and the denominator of such fraction shall be the total number of installments which the Director elected to receive.

Each subsequent installment shall be calculated in the same manner as of the same date of each subsequent year, except that the denominator shall be reduced by the number of installments which have been previously paid.

F.	Assignability

No right to receive payment of the Directors' deferred compensation under the Plan shall be transferable or assignable by a Director except by will or under the laws of descent and distribution, except that a Director may make a written designation of beneficiary in form acceptable to the Company, which beneficiary shall succeed to the Director's rights under the Plan in the event of the Director's death.

In the event of a Director's death prior to receiving all deferred payments to which he is entitled, the balance of the Director's deferred compensation, together with all interest credited thereon to the date of the Director's death, shall bedetermined and paid in single payment to the Director's estate or designated beneficiary as soon as reasonably possible.

G.	Amendment of Plan

This plan may be amended, suspended or terminated at any time by the Board of Directors of the Company.

However, no amendment, suspension or termination of the Plan may, without the consent of a Director, alter or impair any of the rights previously granted under the Plan.

H.	Acceleration of Payment for Hardship

Upon the written request of a Director to the Compensation Committee of the Company's Board of Directors, a Director may be permitted to receive all or part of his deferred compensation under the Plan, including interest credited thereon, if the Compensation Committee determines that an unforeseeable emergency exists as the result of an extraordinary and unforeseeable circumstance which would cause the Director severe financial hardship. The decision as to whether to grant such a request shall rest in the absolute discretion of the Compensation Committee. Any such distribution for hardship shall be limited to the amount needed to meet such emergency.

I.	Administration

The Plan shall be administered by the Compensation Committee of the Company's Board of Directors. The Compensation Committee shall have authority to adopt rules for carrying out the Plan, and all interpretations of the Plan's provisions by the Compensation Committee shall be final.

J.	Unfunded Plan

The benefits payable under the Plan are unfunded. Consequently, no assets shall be segregated for purposes of the Plan and placed beyond the reach of the Company's general creditors. The right of any participating Director to receive future installments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

K.	Business Days

In the event any date specified herein falls on a Saturday, Sunday or legal holiday, such date shall be deemed to refer to the next business day thereafter.

L.	Continuation of Deferred Payment Method

In order to facilitate the administration of the Plan, participants who elect to participate in the Plan for more than one year will be assumed to have selected the same method for payment of the deferred compensation for subsequent years as was selected in the election form for the first year of participation. This paragraph, however, shall not be interpreted as an automatic election to participate in the program for subsequent years.